June 2008 Preliminary Terms No. 666 Registration Statement No. 333-131266 Dated May 22, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based upon the closing value of the asset at maturity.

These preliminary terms offer two separate PLUS, each relating to a different underlying index.  Each offering provides exposure to a single underlying index.  The performance of each offering will depend only on the performance of the single underlying index to which it relates and not on the performance of any other index or offering.

BASIC TERMS FOR EACH PLUS
Issuer:	Morgan Stanley
Agent:	Morgan Stanley & Co. Incorporated
Maturity date:	July 20, 2009
Payment at maturity:	▪ If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date, subject to adjustment for certain market disruption events.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Syndicate Information” on page 6)
Pricing date:	June , 2008
Original issue date:	June , 2008 (5 business days after the pricing date)
Listing:	Application may be made to list each PLUS on the American Stock Exchange LLC (“AMEX”) or The Nasdaq Global MarketSM (“NASDAQ”). If application is made, please see the related ticker symbols listed below. We do not expect to announce whether any PLUS will meet such requirements prior to the pricing date. If accepted for listing, each PLUS will begin trading on the day after the pricing date.
SPECIFIC TERMS FOR EACH PLUS
Underlying index:	NASDAQ-100 Index® (“NDX”)		S&P 500® Index (“SPX”)
Initial index value:
Valuation date:	July 16, 2009		July 16, 2009
Leverage factor:	300%		300%
Maximum payment at maturity:	$11.55 to $11.75 (115.5% to 117.5%)		$11.50 to $11.70 (115% to 117%)
CUSIP:	617480447		617480454
Listing ticker symbol:	MOSX		SUJ
Securities exchange for listing:	NASDAQ		AMEX
	Per NDX PLUS	Total	Per SPX PLUS	Total
Price to public:(1)	$10		$10
Agent’s commissions:(1)(2)	$0.15		$0.15
Proceeds to company:	$9.85		$9.85
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1007001

Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
The PLUS can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪	To achieve similar levels of exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

	NDX	SPX
Maturity:	13 Months	13 Months
Leverage factor:	300%	300%
Maximum payment at maturity:	$11.55 to $11.75 (115.5% to 117.5%)	$11.50 to $11.70 (115% to 117%)
Principal protection:	None	None

Key Investment Rationale

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.
Best Case Scenario	The underlying index increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity.
Worst Case Scenario	The underlying index declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal

▪	No interest payments

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

▪	Credit risk to Morgan Stanley

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Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Underlying Index Overview

NASDAQ-100 Index
The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.

Information as of market close on May 20, 2008
Bloomberg Ticker Symbol:	NDX
Current Index Level:	2,000.67
52 Weeks Ago:	1,911.16
52 Week High (on 10/31/07):	2,238.98
52 Week Low (on 3/10/08):	1,673.03

S&P 500 Index
The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on May 20, 2008
Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,413.40
52 Weeks Ago:	1,525.10
52 Week High (on 10/09/07):	1,565.15
52 Week Low (on 3/10/08):	1,273.37

Historical Performance of Each Underlying Index

The following graphs show the weekly closing values of each underlying index during the period from January 3, 2003 to May 16, 2008.

NASDAQ-100 Index	S&P 500 Index

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Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Fact Sheet

These preliminary terms offer two separate PLUS, each relating to a different underlying index.  Each PLUS provides exposure to a single underlying index.  You may choose to invest in one or more of the PLUS described below.  The performance of each PLUS will not depend on the performance of any other PLUS or index.

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
June , 2008	June , 2008 (5 business days after the pricing date)	July 20, 2009, subject to postponement due to a market disruption event

Key Terms Applicable to Each PLUS
Issuer:	Morgan Stanley
Issue price:	$10 per PLUS (See “Syndicate Information” on page 6)
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	▪ If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	(final index value / initial index value)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date, as reported under the Bloomberg ticker symbol or, in each case, any successor symbol, set forth in the table below.
Postponement of maturity date:	For each PLUS, if the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of that PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page 9.

Specific Terms for Each PLUS
Underlying index:	NASDAQ-100 Index (“NDX”)	S&P 500 Index (“SPX”)
Bloomberg ticker symbol:	“NDX”	“SPX”
Initial index value:
Valuation date:	July 16, 2009	July 16, 2009
Leverage factor:	300%	300%
Maximum payment at maturity:	$11.55 to $11.75 (115.5% to 117.5%)	$11.50 to $11.70 (115% to 117%)
CUSIP:	617480447	617480454
Listing ticker symbol:	MOSX	SUJ
Securities exchange for listing:	NASDAQ	AMEX
Underlying index publisher:	The NASDAQ Stock Market, Inc.	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

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Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

General Information
Listing:
Application may be made to list each PLUS on the American Stock Exchange LLC (“AMEX”) or The Nasdaq Global MarketSM (“NASDAQ”).  If application is made, please see the related ticker symbols listed above.  We do not expect to announce whether any PLUS will meet such requirements prior to the pricing date.  If accepted for listing, each PLUS will begin trading on the day after the pricing date.

Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this characterization of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the PLUS as well as the notice described above and its potential implications for an investment in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with each PLUS by taking positions in futures and options contracts on the respective underlying index or the shares comprising an underlying index.  Such purchase activity could increase the value of such underlying index and therefore the value at which that underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of the PLUS for any single investor
$10.00	$0.15	<$999K
$9.975	$0.125	$1MM-$2.99MM
$9.9625	$0.1125	$3MM-$4.99MM
$9.95	$0.10	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of two separate PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram
The hypothetical payoff diagram below illustrates the payment at maturity on a PLUS.

The diagram below is based on the following terms:

Stated principal amount:	$10

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$11.65 (116.5% of the stated principal amount)

The following payoff diagram is provided for illustrative purposes only and does not reflect the actual terms of any PLUS.  Actual terms will vary for each PLUS.

Hypothetical Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 105.5% of the initial index value.

▪	If the underlying index appreciates 5%, the investor would receive a 15% return, or $11.50.

▪	If the underlying index appreciates 25%, the investor would receive the hypothetical maximum payment at maturity of 116.5% of the stated principal amount, or $11.65.

▪
If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

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Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value of the underlying index is greater than the initial index value of the underlying index, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10    +    Leveraged Upside Payment:

subject to the maximum payment at maturity for each PLUS,

If the final index value of the underlying index is less than or equal to the initial index value of the underlying index, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

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Two PLUS Each Based on the Value of a Different Underlying Index
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in each PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

▪
PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value the payout at maturity for that PLUS will be an amount in cash that is less than the $10 stated principal amount of that PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪
Appreciation potential is limited.  The appreciation potential of a PLUS is limited by the maximum payment at maturity as specified on the cover of these preliminary terms.  Although the leverage factor provides enhanced exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited, the percentage exposure provided by the leverage factor is progressively reduced as the final index value, as a percentage of the initial index value, surpasses approximately (i) 105.167% to 105.833%, in the case of the NDX PLUS and (ii) 105% to 105.667%, in the case of the SPX PLUS.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Not equivalent to investing in the underlying index.  Investing in any PLUS is not equivalent to investing in the respective underlying index or its component stocks.  Investors in any of these PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the respective underlying index.

▪
Adjustments to an underlying index could adversely affect the value of the PLUS on that index.  An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index for that PLUS that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying prospectus supplement.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward

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contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
Secondary trading may be limited. Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
Potential adverse economic interest of the calculation agent. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index for each PLUS and, as a result, could decrease the amount an investor may receive on a PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore could increase the value at which that underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Information about the Underlying Indices

The NASDAQ-100 Index.  The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. The NASDAQ-100 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—NASDAQ-100 Index” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between The NASDAQ Stock Market, Inc. and Morgan Stanley.  The “NASDAQ®,” “NASDAQ-100®”, “NASDAQ Global MarketSM” and “NASDAQ-100 Index” are trade or service marks of The NASDAQ Stock Market, Inc., which with its affiliates we refer to as NASDAQ, and have been licensed for use by Morgan Stanley.  The PLUS have not been passed on by NASDAQ as to their legality or suitability.  The PLUS are not issued, endorsed, sold or promoted by NASDAQ.  NASDAQ makes no warranties and bears no liability with respect to the PLUS.  See “Underlying Indices and Underlying Index Publishers Information—NASDAQ-100 Index—License Agreement between The NASDAQ Stock Market, Inc. and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor's, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The S&P 500® Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in Annex A of the accompanying prospectus supplement for PLUS.

License Agreement between Standard & Poor’s® Corporation and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Underlying Indices and Underlying Index Publishers Information— S&P 500® Index — License Agreement between S&P and Morgan Stanley” in Annex A of the accompanying prospectus supplement for PLUS.

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Historical Information
The following tables set forth the published high and low closing values, as well as end-of-quarter closing values, of each underlying index for each quarter in the period from January 1, 2003 through May 20, 2008.  The closing values on May 20, 2008 were, in the case of the NASDAQ-100 Index, 2,000.67, and, in the case of the S&P 500 Index, 1,413.40.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying indices should not be taken as an indication of future performance, and no assurance can be given as to the level of each underlying index on the valuation date.  The payment of dividends on the stocks that constitute each underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity for any PLUS.

NASDAQ-100 Index	High	Low	Period End
2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter	2,096.39	1,846.09	2,091.11
Fourth Quarter	2,238.98	1,982.16	2,084.93
2008
First Quarter	2,051.76	1,673.03	1,781.93
Second Quarter (through May 20, 2008)	2,031.34	1,790.93	2,000.67

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S&P 500 Index	High	Low	Period End
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter (through May 20, 2008)	1,426.63	1,328.32	1,413.40

June 2008	Page 13